Exhibit 99.2

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

The undersigned, who has agreed to serve as a member of the Board of Directors of First NLC Financial Services, Inc., a Delaware corporation (the “Company”), hereby grants the Company consent to use his name in its Registration Statement on Form S-1 and all amendments, including post-effective amendments, to the Registration Statement.

Dated: May 3, 2004

/s/ George R. Rea George R. Rea